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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                           DECEMBER    DECEMBER
(DOLLARS IN THOUSANDS)                      1999          1998
                                          ---------    ---------

EARNINGS:
     PRE-TAX INCOME                       $ 116,114    $ 110,481
     ADD: FIXED CHARGES                      22,206       18,761
     LESS: INTEREST CAPITALIZATION           (1,312)        (637)
                                          ---------    ---------

          TOTAL EARNINGS                  $ 137,008    $ 128,605
                                          =========    =========


FIXED CHARGES:
     INTEREST EXPENSE                     $  18,343    $  15,284
     INTEREST CAPITALIZATION                  1,312          637
     INTEREST PORTION OF RENTAL EXPENSE       2,551        2,840
                                          ---------    ---------

          TOTAL FIXED CHARGES             $  22,206    $  18,761
                                          =========    =========


               TOTAL EARNINGS             $ 137,008    $ 128,605


DIVIDED BY:
          TOTAL FIXED CHARGES             $  22,206    $  18,761
                                          ---------    ---------


                    RATIO                      6.17         6.85



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION.